Exhibit 99.1

P R E S S    R E L E A S E

Autoliv Completes Successful Remarketing – Reduces Interest Expense by $11 Million

(Stockholm, March 15, 2012) – – – Autoliv, Inc. (“Autoliv,” NYSE: ALV and SSE: ALIV SDB) – the worldwide leader in automotive safety systems – announced today that it has completed the remarketing of its 8% senior notes due on April 30, 2014 (“Senior Notes”). Following significant interest from investors, the coupon of the Senior Notes was reset to 3.854% with a yield of 2.875%. This new interest rate becomes effective today, March 15, 2012, and will save Autoliv around $11 million in interest expense in 2012 compared to 2011.

The Senior Notes were originally issued as components of the equity units that Autoliv issued on March 30, 2009. The remarketing reset the interest on $106 million of debt while the maturity date remains at April 30, 2014.

The remarketing activity is expected to reduce Autoliv’s cost of borrowing by around $11 million during 2012 compared to 2011 and incrementally by around another $1 million in 2013. This is expected to improve earnings per share by around 7 cents (assuming dilution) in 2012.

The proceeds from the remarketing have been used to purchase a portfolio U.S. Treasury securities that will serve as collateral to secure the stock purchase obligations of the holders of the equity units. On April 30, 2012, Autoliv will issue shares to settle the purchase contracts. As a result, Autoliv’s net cash position will increase by approximately $106 million on that date and outstanding shares will increase by 5.8 million to approximately 95.2 million shares.

Inquiries:

Ray Pekar, Investor Relations, North America	Tel. +1-248 475 0427
Hannes Wadell, Treasurer, Autoliv Inc.	Tel +46-8 587 206 55

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th Floor, SE-111 20	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23	Tel +1 (248) 475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

P R E S S R E L E A S E

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with close to 48,000 employees in 29 countries. In addition, the Autoliv has 17 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by approximately 15% to more than US $8.2 billion. Autoliv’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV SDB). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this release. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th Floor, SE-111 20	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23	Tel +1 (248) 475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com